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                                                                     EXHIBIT 4.1

                              INVESTMENT AGREEMENT

          INVESTMENT AGREEMENT, dated as of September 15, 1999 (this "Agreement"), by and between PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and NATIONAL BROADCASTING COMPANY, INC., a Delaware corporation (together with its permitted transferees, the "Investor"). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

          WHEREAS, the Investor has agreed to purchase from the Company, and the Company has agreed to sell to the Investor, subject to the terms and conditions of this Agreement, shares of the Company's Series B Convertible Exchangeable Preferred Stock and warrants to purchase Common Stock; and

          WHEREAS, the Company and the Investor desire to set forth certain agreements herein.

          NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I.

                                   Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Accelerated Buyout" shall mean the Investor's right to exercise in full any unexercised portions of Warrant A, Warrant B and the Call Agreement, without regard to the limitation on exercisability prior to February 1, 2002 of Warrant B and the Call Agreement otherwise applicable and, with respect to Warrant B and the Call Agreement, at an exercise price per share equal to the greater of (i) the average of the closing prices of the Class A Common Stock on the American Stock Exchange (or other applicable exchange) for the 45 consecutive trading days ending on the trading date immediately preceding the date of the delivery of the Notice of Default Redemption and (ii) to the extent that the reference to $22.50 in


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                                                            Investment Agreement


         Section 1(b) of Warrant B or Section 2.1(b) of the Call Agreement would otherwise apply, $20. Such $20.00 price shall be subject to all adjustments applicable to any floor prices in Warrant B or the Call, as the case may be.

                  "Affiliate Conversion" shall have the meaning set forth in
         Section 7.1(a).

                  "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person, including the executive officers and directors of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Ancillary Documents" shall mean the Certificate of Designation, the Warrants, the Call Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Letter Agreements and the Time Brokerage Agreements.

                  "Asset Sale" shall mean the sale, transfer or other disposition (other than to the Company or any of its Company Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any capital stock of or other equity interest in any Company Subsidiary (b) all or substantially all of the assets of the Company or of any Company Subsidiary, (c) real property, (d) all or substantially all of the assets of any media property, or part thereof, owned by the Company or any Company Subsidiary, or a division, line of business or comparable business segment of the Company or any Company Subsidiary or (e) any transaction involving the transfer of an FCC licenses for a Company Station; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Company or to a wholly owned Company Subsidiary or to any other Person if after giving effect to such sale,



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                                                            Investment Agreement

         lease, conveyance, transfer or other disposition such other Person becomes a wholly owned Company Subsidiary.

                  "Bankruptcy Law" shall mean Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

                  "Board of Directors" shall mean the Board of Directors of the Company as from time to time constituted.

                  "Budget" shall mean for any fiscal year the annual operating budget for the Company, including the Network (but specifically excluding all Company Station operations and programming, except for Same Market Stations), which shall include Network programming items (including capital expenditures, general corporate overhead expenses and other operating expenses), prepared by the Company, provided that if the Company and the Investor fail to agree on an annual operating budget (i) for fiscal year 2000, the Budget shall be the budget contained in the Business Plan previously provided by the Company to the Investor and (ii) for any fiscal year after 2000, the Budget shall be the Budget for the previous year.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

                  "Call Agreement" shall mean the Call Agreement, dated as of the date hereof, to be executed and delivered by the Investor and the other parties thereto at Closing, which shall be substantially in the form of Exhibit F hereto, as from time to time amended, modified or supplemented.

                  "Call Right" shall have the meaning set forth in Section 2.1 of the Call Agreement.

                  "Call Shares" shall have the meaning set forth in the Call Agreement.

                  "Certificate of Designation" shall mean the Certificate of Designation of the Shares of the Company, to be executed and filed with the Secretary of State of


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                                                            Investment Agreement

         the State of Delaware on or prior to the Closing Date, which shall be substantially in the form of Exhibit A hereto.

                  "Class A Common Stock" shall mean the shares of Class A Common Stock, par value $0.001 per share, of the Company.

                  "Class B Common Stock" shall mean the shares of Class B Common Stock, par value $0.001 per share, of the Company.

                  "Closing" and "Closing Date" shall have the meanings set forth in Section 2.2(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock, par value $0.001 per share, and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

                  "Communications Act" shall mean the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

                  "Company Plans" shall have the meaning set forth in Section 3.1(k).

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Company Sale" shall have the meaning set forth in Section
         9.5.

                  "Company Stations" shall have the meaning set forth in Section 3.1(g).

                  "Company Subsidiary" shall mean any Subsidiary of the Company.



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                                                            Investment Agreement

                  "Controlled Group" shall have the meaning set forth in Section 3.1(k)(iii).

                  "Conversion Request" shall have the meaning set forth in
         Section 7.1(a).

                  "Conversion Shares" shall have the meaning set forth in
         Section 2.1(a).

                  "Custodian" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  "Default Redemption Period" shall have the meaning set forth in Section 9.2(b).

                  "Default Redemption Price" shall mean the greater of (i) the Par Value Price and (ii) an amount per Conversion Share equal to the average of the closing prices of the Common Stock on the American Stock Exchange (or other applicable exchange) for the 45 consecutive trading days ending on the trading date immediately preceding the date of delivery of the Notice of Default Redemption, provided that if the applicable Notice of Default Redemption is based upon an Event of Default under clause (2)(C) of the definition of Event of Default, the Default Redemption Price shall be the Par Value Price.

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "Direct Investment" shall have the meaning set forth in
         Section 7.5(a).

                  "Distribution Agreement" shall mean any agreement pursuant to which the Network signal is transmitted on a Distribution System.

                  "Distribution System" shall mean a distribution system operated by a multichannel video programming distributor including cable television systems, MATV and SMATV systems, MMDS, TVRO and other wired, wireless and direct broadcast satellite delivery methods, in all cases, whether analog or digital.

                  "DMA" shall mean a Designated Market Area as determined by Nielsen Media Research or such successor



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                                                            Investment Agreement

         designation of television markets that may in the future be recognized by the FCC for determining television markets.

                  "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, proceeding which has been served upon or delivered or otherwise transmitted to the Company or any Company Subsidiary, by any Person alleging material Environmental Liability or potential material Environmental Liability.

                  "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs,



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                                                            Investment Agreement

         operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Entity under any Environmental Laws.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation hereto), as amended from time to time, and any regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean, with respect to the Company or any Company Subsidiary, any trade or business (whether or not incorporated) which, together with the Company or such Company Subsidiary, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                  "ERISA Event" shall mean, with respect to the Company, any Company Subsidiary or any ERISA Affiliate (a) any event described in
         Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of the Company, any Company Subsidiary or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Company, any Company Subsidiary or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan


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                                                            Investment Agreement

         or Multiemployer Plan by the PBGC; (f) the failure by the Company, any Company Subsidiary or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA;(i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Company Plan described in Section 4064 of ERISA.

                  "Event of Default" shall mean:

                  (1) the Company (or any other party to the Ancillary Documents other than the Investor and its Affiliates) (i) is in material breach or default under this Agreement or any Ancillary Document other than the Time Brokerage Agreements (including any breach whatsoever of Section 3.3 of the Stockholder Agreement), and (ii) either (A) if such breach or default is not reasonably curable, the Company receives notice of such breach or default from the Investor or (B) if such breach or default is reasonably curable, the Company fails to cure such breach or default within 30 days after the Company's receipt of notice from the Investor of such breach or default,

                  (2) there is (A) a default in the payment at final maturity of principal in an aggregate amount of $10,000,000 or more with respect to any indebtedness of the Company or any Company Subsidiary which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice,
         (B) an acceleration of any such Indebtedness aggregating $10,000,000 or more which acceleration shall not be rescinded or annulled within 20 days after written notice to the Company of such Default by the Investor or (C) a default or other event that permits the acceleration of any such indebtedness aggregating $10,000,000 or more which default or other event has not been cured or waived by the filing deadline



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                                                            Investment Agreement

         for the next SEC report of the Company on Form 10-K, 10-Q or 8-K or similar report under the Exchange Act.

                  (3) a court of competent jurisdiction enters a final judgment or judgments which can no longer be appealed for the payment of money in excess of $10,000,000 against the Company or any Company Subsidiary and such judgment remains undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

                  (4) the Company or any Company Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                           (A) commences a voluntary case,

                           (B) consents to the entry of an order for relief
                  against it in an involuntary case,

                           (C) consents to the appointment of a Custodian of it
                  or for all or substantially all of its property,

                           (D) makes a general assignment for the benefit of its
                  creditors, or

                           (E) generally is not paying its debts as they become
                  due; or

                  (5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the Company or any Company
                  Subsidiary in an involuntary case,

                           (B) appoints a Custodian of the Company or any
                  Company Subsidiary or for all or substantially all of the property of the Company or any Company Subsidiary, or

                           (C) orders the liquidation of the Company or any
                  Company Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


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                                                            Investment Agreement

                  "Existing Preferred Stock" shall have the meaning set forth in
         Section 3.1(c).

                  "Facilities" shall mean any facilities or equipment used by the Company or any Company Subsidiary in any location, including broadcast and network operations and transmission, traffic, HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, and equipment, whether or not owned by the Company.

                  "FCC" shall mean the Federal Communications Commission and any successor Governmental Entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

                  "FCC Authorization" shall have the meaning set forth in
         Section 3.1(g)(i).

                  "Financial Statements" shall have the meaning set forth in
         Section 3.1(e).

                  "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Company and the Company Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

                  "FTE Subscriber" shall mean one full-time equivalent Subscriber which shall equal one Subscriber which receives the Network on a full-time basis.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "GECC Credit Agreement" shall mean the Credit Agreement dated as of August 28, 1998 among the Company and the Subsidiaries thereof which are parties thereto from time to time, as borrowers, the lenders which are parties thereto from time to time, as lenders, and General Electric Capital Corporation, as agent and lender, as such agreement is in effect on the date hereof and taking into account any amendment, supplement, termination or other change prior to but not after the date hereof.


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                                                            Investment Agreement

                  "Governmental Entity" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any self-regulating organization, securities exchange or securities trading system, including, without limitation, the FCC.

                  "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," hazardous constituent," "special waste," toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB')s, or any radioactive substance.

                  "HDTV" shall have the meaning set forth in Section 7.1(b).

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indirect Investment" shall have the meaning set forth in
         Section 7.5(a).

                  "Intellectual Property" shall mean all material patents, copyright registrations, mask work registrations, trademark and service mark registrations, applications for any of the foregoing, designs, copyrights, mask works, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, confidential information and know-how.

                  "Internal MIS Systems" shall mean any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of the Company's business by or on behalf of the Company, including the Company's payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, and e-mail systems.



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                                                            Investment Agreement

                  "Investor Indemnitees" shall have the meaning set forth in
         Section 10.7(a).

                  "Investor Recourse Period" shall have the meaning set forth in
         Section 9.4.

                  "Investor Rights" shall mean the rights of the Investor set forth in the Stockholder Agreement and in Articles IV hereof and
         Article VI other than Section 6.12.

                  "Investor" shall have the meaning set forth in the preamble hereto.

                  "Involuntary Redemption Period" shall have the meaning set forth in Section 9.1(b).

                  "Letter Agreements" shall mean the three letter agreements, dated as of the date hereof, executed and delivered by the Company and the Investor at the Closing.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

                  "Litigation" shall have the meaning set forth in Section
         3.1(l).

                  "Losses" shall have the meaning set forth in Section 10.7(a).

                  "Material Adverse Effect" shall mean a material adverse effect on (i) with respect to the Company, the business, assets, operations or financial or other condition of the Company and the Company Subsidiaries taken as a whole or (ii) with respect to any party to this Agreement or any Ancillary Document, the ability of such party to perform its obligations under this Agreement or any Ancillary Document to which it is a party.

                  "Material Agreement" shall mean any contract, lease, restriction, agreement, instrument or commitment to which


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                                                            Investment Agreement

         the Company or any Company Subsidiary is a party or by which its properties are bound (i) which provides for the Company and the Company Subsidiaries to receive or commits the Company or any Company Subsidiary to expend, $1 million (including cash or the fair market value of non-cash assets) or more in the aggregate in any 12-month period or $2 million or more in the aggregate over any period, (ii) which if breached by any party thereto would result in liability or loss to the Company and the Company Subsidiaries of $1 million or more in the aggregate or (iii) which is a stockholders agreement relating to the Company, partnership agreement, joint venture agreement or Distribution Agreement pursuant to which 20,000 or more Subscribers receive the Network.

                  "Minimum Investment" shall mean, as of any date of determination,(i) during the period from the date hereof to the 30th day after the Company files quarterly financial results with the SEC indicating positive net earnings per share of Common Stock for any fiscal quarter, 21,500,000 Underlying Shares or (ii) during any other period thereafter, 26,000,000 Underlying Shares; provided that such numbers shall be equitably adjusted for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock. For purposes of the determination of whether the Minimum Investment is owned (x) the Investor or its Affiliates holding any Shares shall be deemed to hold the Conversion Shares for such Shares and (y) any transferee of Subject Securities shall be deemed to hold the Conversion Shares, and shares of Common Stock issuable upon exercise of the Warrants and the Call Shares where the 30-day mandatory exercise period for such Warrant or Call has not yet expired.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which the Company, any Company Subsidiary or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "National Coverage" shall mean, with respect to any television network, the percentage of national television households that receive such network's broadcast as listed in the Nielsen Television Index or such successor



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                                                            Investment Agreement

         measure of coverage equivalent thereto generally adopted by the television industry.

                  "NBC" shall mean NBC Television Network, a division of National Broadcasting Company, Inc., a Delaware corporation.

                  "NBC Network Affiliate" shall mean any party with whom NBC has entered into a network affiliation agreement.

                  "NBC Nominee" shall have the meaning set forth in the Stockholder Agreement.

                  "Network" shall mean the Pax TV Network.

                  "New Affiliation Agreement" shall have the meaning set forth in Section 7.1(a).

                  "New Media Advertising" shall have the meaning set forth in
         Section 7.5(a).

                  "New Media Company" shall have the meaning set forth in
         Section 7.5(a).

                  "New Media Equity" shall have the meaning set forth in Section 7.5(a).

                  "Notice of Default Redemption" shall have the meaning set forth in Section 9.2(a).

                  "Options" shall mean stock options to purchase Common Stock issued or issuable under any of the Company's Stock Incentive Plan, 1996 Stock Incentive Plan or 1998 Stock Incentive Plan or any employment, consulting or similar agreements in effect as of the date hereof.

                  "Original Issue Price" shall mean $10,000 per Share.

                  "Par Value Price" shall have the meaning set forth in Section 9.1(a).

                  "Parent" shall mean General Electric Company, a Delaware corporation.



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                                                            Investment Agreement

                  "Paxson Stockholders" shall mean Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permits" shall have the meaning set forth in Section 3.1(a).

                  "Permitted Liens" shall mean (i) mechanics', carriers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens securing the indebtedness under the GECC Credit Agreement and the Union Bank Credit Agreement and other indebtedness included as "long-term debt" on the June 30, 1999 Financial Statements and (v) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

                  "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any Governmental Entity or any other entity of whatever nature.

                  "Pre-empted Shows" shall have the meaning set forth in Section 7.3(a).

                  "Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of the Company.

                  "Prime Time Hours" shall have the meaning set forth in Section 7.3(a).

                  "Purchase Price" shall have the meaning set forth in Section 2.1(b).




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                                                            Investment Agreement

                  "Qualified Plan" shall mean a Company Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Registration Rights Agreement" shall mean the registration rights agreement to be executed by the Investor and the Company at the Closing, which shall be substantially in the form attached as Exhibit D hereto.

                  "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Restricted Use" shall mean any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on capital stock of the Company or any Company Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of capital stock of the Company or any Company Subsidiary,
         (ii) the purchase, redemption or other acquisition or retirement for value of any capital stock of the Company or any Company Subsidiaries or (iii) the making of any investment in any Person.

                  "Same Market Station" shall mean any Company Station (i) in which the Investor would be permitted to have an attributable interest under the ownership rules adopted by the FCC in MM Docket Nos. 94-150, 92-51 and 87-154, as such rules may be amended from time to time, and
         (ii) which, even if the Investor were deemed to have an attributable interest therein, would not increase the Investor's national broadcast coverage as calculated under the FCC's national ownership rules because the Investor has an owned or operated television station in the same DMA. For the purpose of this definition, a television station shall be deemed to be "operated" by the Investor if the Investor supplies more than 15% of the total weekly broadcast programming hours of such station.

                                                            Investment Agreement

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC Documents" shall have the meaning set forth in Section 3.1(d).

                  "Securities" shall mean the Shares and the Warrants.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Senior Subordinated Notes Indenture" shall mean the Indenture, dated as of September 28, 1995 relating to the Company's 11 5/8% Senior Subordinated Notes due 2002.

                  "Shares" shall have the meaning set forth in Section 2.1(a).

                  "Station Offer Notice" shall have the meaning set forth in
         Section 7.2(a).

                  "Station Offer Price" shall have the meaning set forth in
         Section 7.2(a).

                  "Station Third Party" shall have the meaning set forth in
         Section 7.2(a).

                  "Station Transfer" shall have the meaning set forth in Section 4.1(f).

                  "Stockholder Agreement" shall mean the Stockholder Agreement, to be executed and delivered by the Company, the Investor and the other parties thereto at Closing, which shall be substantially in the form of Exhibit E hereto.

                  "Subject Securities" shall mean the Preferred Stock, the Warrants and the Call Agreement.

                  "Subscriber" shall mean a household which receives the Network in a Distribution System. In the case of multiple dwelling units which receive the Network pursuant to bulk rate arrangements, the number of Subscribers shall be equal to 100% of all residential dwelling units in the multiple dwelling unit complex. The term "Subscriber" shall not include commercial

                                                            Investment Agreement

         Subscribers (i.e., Subscribers receiving the Network in the course of their business, including, without limitation, commercial establishments, hospitals, nursing homes, hotels, motels, universities, offices, bars and restaurants).

                  "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

                  "Surviving Representations and Warranties" shall mean the representations and warranties contained in Sections 3.1(c), 3.1(o) and 3.1(u).

                  "Tax Claim" shall have the meaning set forth in Section
         3.1(j).

                  "Tax Returns" shall mean any return, amended return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

                  "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local

                                                            Investment Agreement

         or foreign tax law) and including any liability for taxes of any predecessor entity.

                  "Time Brokerage Agreements" shall mean (i) the agreement between NBC Stations Management, Inc. and Paxson Communications License Company, LLC, (ii) the agreement between Outlet Broadcasting, Inc. and CAP Communications License of New London, Inc., (iii) the agreement between Outlet Broadcasting, Inc. and Ocean State Television, LLC, (iv) the agreement between Outlet Broadcasting, Inc. and Paxson Communications License Company, LLC and (v) the agreement between Birmingham Broadcasting (WVTM TV), Inc. and Paxson Communications License Company, LLC, each dated as of the date hereof.

                  "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which the Company, any Company Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

                  "Transfer" shall have the meaning set forth in the Stockholder Agreement.

                  "Underlying Shares" shall mean the shares of Common Stock into which the Shares are convertible and the shares of Common Stock issuable upon exercise of the Warrants, as such shares may be subject to adjustment from time to time and any securities into which such shares may be reclassified, exchanged or converted.

                  "Union Bank Credit Agreement" shall mean the Second Amended and Restated Credit Agreement dated as of April 28, 1998 among the Company, the several lenders from time to time, parties thereto and Union Bank of California, N.A., as the agent, as such agreement is in effect on the date hereof and taking into account any amendment, supplement, termination or other change prior to but not after the date hereof.

                  "Unrestricted Transfer" shall have the meaning set forth in
         Section 9.4.

                  "Warrant A" shall have the meaning set forth in Section
         2.1(a).

                                                            Investment Agreement

                  "Warrant B" shall have the meaning set forth in Section 2.1
         (a).

                  "Warrants" shall mean Warrant A and Warrant B.

                  "Year 2000 Compliant" means that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing, and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000 except as could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE II.

               Authorization, Sale and Purchase of the Securities

          Section 2.1 Authorization; Agreement to Sell and Purchase. (a) Upon and subject to the terms and conditions set forth in this Agreement, the Company has authorized the issuance and sale to the Investor of (i) 41,500 shares of 8% Series B Convertible Exchangeable Preferred Stock (the "Shares") which, in accordance with the terms and conditions set forth in the Certificate of Designation, shall be convertible into 31,896,032 shares of Common Stock (subject to adjustment under the terms of the Certificate of Designation) (the "Conversion Shares"), (ii) a warrant to purchase up to 13,065,507 shares of Common Stock ("Warrant A") substantially in the form of Exhibit B attached hereto and (iii) a warrant to purchase up to 18,966,620 shares of Common Stock ("Warrant B") substantially in the form of Exhibit C.

          (b) Upon and subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the Company agrees to issue, sell and deliver to the Investor (or its nominee that is a wholly owned subsidiary of Parent organized in the United States) at the Closing provided for in Section 2.2 hereof, and the Investor agrees to purchase from the Company, the

                                                            Investment Agreement

Securities for an aggregate purchase price of $415 million (the "Purchase
Price").

          Section 2.2 Closing. (a) The purchase and sale of the Securities pursuant to Section 2.1 (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, simultaneously with the execution and delivery of this Agreement (the "Closing Date"), or at such other time and place as may be mutually agreed upon by the Investor and the Company.

          (b) At the Closing: (i) the Company shall deliver to the Investor, against payment of the purchase price therefor, stock and warrant certificates for the Securities to be sold in accordance with the provisions of Section 2.1, registered in the name of the Investor or its nominee that is a wholly owned subsidiary of Parent organized in the United States (subject to the provisions herein and in the Ancillary Documents) and in such denominations as the Investor shall specify not less than three Business Days prior to the Closing Date; (ii) the Investor, in full payment for the Securities, against delivery of the stock and warrant certificates referred to above, shall deliver to the Company on the Closing Date immediately available funds, by wire transfer to such account as the Company shall specify at least two Business Days prior to the Closing Date, in the amount of the purchase price to be paid hereunder by the Investor pursuant to Section 2.1(b); and (iii) each party shall execute and deliver such other instruments or documents set forth in Article VIII hereof.

          Section 2.3 Use of Proceeds. The proceeds of the sale of the Securities shall be used by the Company for the purposes set forth on Schedule
2.3. Except as provided in Schedule 2.3, no proceeds will be used for any Restricted Use.

                                  ARTICLE III.

                         Representations and Warranties

          Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:

          (a) Corporate Existence; Compliance with Law. The Company and each Company Subsidiary (i) is a corporation

                                                            Investment Agreement

duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, orders, consents, approvals, registrations, authorizations or qualifications from or by, and has made all filings with, and has given all notices to, all Governmental Entities having jurisdiction, to the extent required for such ownership, operation and conduct (collectively, the "Permits"), except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect; (v) is in compliance with its charter and by-laws; and (vi) is in compliance with all applicable provisions of law (including, without limitation, the Communications Act) and the Permits, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (b) Corporate Power, Authorization, Enforceable Obligations. Except as set forth in Schedule 3.1(b), the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and its obligations hereunder and thereunder: (i) are within the Company's corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of the Company's charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage or deed of trust or any Material Agreement to which the Company is a party or by which the Company or any Company Subsidiary or any of its property is bound; (vi) do not result in the creation or imposition of any material Lien upon any of the property

                                                            Investment Agreement

of the Company or any Company Subsidiary; and (vii) do not require the consent or approval of any Governmental Entity or any other Person, except (A) the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC, (B) such filings as may be required under the blue sky laws of the various states, (C) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and (D) such consents or approvals which are immaterial to the business, operations or financial position of the Company and the Company Subsidiaries taken as a whole. This Agreement and each of the Ancillary Documents to which the Company is a party is duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

     (c) Capitalization. (i) As of the date hereof, the authorized capital stock of the Company consists of (A) 197,500,000 shares of Common Stock of which 53,366,147 shares of Class A Common Stock (plus such additional shares of Common Stock that have been issued upon the exercise of Options since June 30, 1999), 8,311,639 shares of Class B Common Stock and no shares of Class C common stock are issued and outstanding and (B) 1,000,000 shares of preferred stock of which
(1) 33,000 shares have been designated as Junior Cumulative Compounding Redeemable Preferred Stock of which 33,000 shares are issued and outstanding,
(2) 440,000 shares have been designated as 12 1/2% Cumulative Exchangeable Preferred Stock of which 204,847 shares are issued and outstanding, (3) 72,000 shares have been designated as 13 1/4% Cumulative Junior Exchangeable Preferred Stock of which 22,571 shares are issued and outstanding and (4) 17,500 shares have been designated as 9 3/4% Series A Convertible Preferred Stock of which 8,304 shares are issued and outstanding (collectively, with any additional shares of preferred stock that may be issued as dividends thereon, the "Existing Preferred Stock"). As of the date hereof, no shares of capital stock are held in treasury, and no shares of capital stock are reserved for issuance upon exercise of outstanding stock options except for

                                                            Investment Agreement

        9,559,780 shares of Common Stock reserved in respect of Options identified on Schedule 3.1(c)(i) under "Plan Options, as of June 30, 1999 (less such shares issued upon exercise of such Options since June 30, 1999), 6,037,085 shares of Common Stock issuable (whether or not reserved) in respect of other Options identified on Schedule 3.1(c)(i) under "Non-Plan Options", 5,189,375 shares of Common Stock reserved in respect of the 9 3/4% Series A Convertible Preferred Stock, 395,500 shares of Common Stock reserved in respect of outstanding warrants and 8,311,639 shares of Class A Common Stock reserved in respect of the Class B Common Stock. All of the issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and nonassessable and not subject to preemptive rights.

                  (ii) Upon delivery of and payment for the Shares on the Closing Date as provided herein, such Shares will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the Investor will acquire good title thereto, free and clear of all Liens (other than any Lien created by the Investor). The Underlying Shares have been reserved for issuance and, when issued upon conversion of the Shares or exercise of the Warrants in accordance with the terms thereof, will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the owner of such shares will acquire good title thereto, free and clear of all Liens (other than any Lien created by such owner).

                  (iii) Other than (A) the requirement to issue the Shares pursuant to the terms and conditions of this Agreement, (B) the requirement to issue the Underlying Shares, (C) the shares referred to in subsection 3.1(c)(i) and (D) as otherwise set forth in Schedule 3.1(c)(iii), (1) no equity securities of the Company are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls, preemptive rights, or commitments of any character whatsoever, (2) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of the Company and (3) there are no contracts, commitments, understandings or arrangements by which the Company is or will be bound to issue additional

                                                            Investment Agreement

shares of its capital stock or securities or rights convertible into or exchangeable for shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except required by the terms of the Existing Preferred Stock and as set forth in Schedule 3.1(c)(iii), the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its capital stock.

          (iv) Except as set forth on Schedule 3.1(c)(iv), the Company is not a party to, and the Company has no knowledge of any, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company.

          (v) Except as set forth in Schedule 3.1(c)(v), the Company has not granted or agreed to grant any rights relating to the registration of its securities under applicable federal and state securities laws, including piggyback rights.

          (vi) The consummation of the transactions contemplated by this Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire its capital stock.

          (vii) Except as set forth on Schedule 3.1(c)(vii), (A) all of the shares of capital stock of each Company Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, are not subject to preemptive rights and are owned by the Company or another Company Subsidiary free and clear of all Liens, and (B) except for the capital stock of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

          (viii) Schedule 3.1(c)(viii) sets forth a complete and correct list of all the Company Subsidiaries and any other Person in which, directly or indirectly, the Company is party to a partnership or joint venture

                                                            Investment Agreement

and their respective jurisdictions of organization. Such Schedule sets forth the direct or indirect percentage ownership of the Company in each such Company Subsidiary and the identity and percentage ownership of each other Person that has an equity interest in such Company Subsidiary or other entity. Except as set forth in Schedule 3.1(c)(viii) the Company is not a party to any partnership agreement, stockholders agreement, voting agreement or joint venture agreement with any other Person.

     (d) SEC Filings. The Company has filed and made available to the Investor a true and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since January 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents, after giving effect to any amendments and supplements thereto filed prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents. None of the SEC Documents when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Financial Statements; No Material Adverse Change. (i) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999,(the "Financial Statements") comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash

                                                            Investment Agreement

flows for the periods then ended. Since December 31, 1998, except for dividends on the Existing Preferred Stock, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to shares of capital stock of the Company or any material change in accounting methods or practices by the Company or any of its Subsidiaries. The following Financial Statements and Form 10-Q have been delivered on or prior to the date hereof:

               (A) The audited consolidated and consolidating balance sheet at December 31, 1998 and the related statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers.

               (B) The unaudited consolidated and consolidating balance sheets at June 30, 1999 and the related statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the fiscal quarter then ended.

          (ii) Since December 31, 1998, except as disclosed in the SEC Documents filed prior to the date hereof, and except for the execution, delivery and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and as set forth on Schedule 3.1(e)(ii), (A) none of the Company or any of the Company Subsidiaries have incurred any obligations, contingent or non-contingent liabilities, liabilities for Taxes, levies, liens, claims or other charges, long-term leases or unusual forward or long-term commitments (whether absolute, accrued, contingent or otherwise, known or unknown, whether due or to become due, or whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries or disclosed in the notes thereto), except liabilities and obligations which (x) are adequately accrued or reserved against in the Financial Statements or disclosed in the notes thereto, (y) were incurred after June 30, 1999 in the ordinary course of business and consistent with past practice and are not in the aggregate material to the Company, or (z) have been discharged or paid in full,(B) no contract, lease or other agreement or instrument has been entered into by the Company or any Company Subsidiary or has

                                                            Investment Agreement

become binding upon the Company's or any Company Subsidiary's assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (C) none of the Company or any Company Subsidiary is in default and to the Company's knowledge no third party is in default under any Material Agreement which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and
(D) the businesses of the Company and the Company Subsidiaries have been operated in the usual and ordinary course consistent with past practice, except as disclosed in the SEC Documents filed prior to the date hereof. Since December 31, 1998 no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the SEC Documents filed after December 31, 1998 and prior to the date hereof and except to the extent resulting from (x) any changes in general economic conditions in the United States or (y) any changes affecting the broadcast and cable television industry in general.

     (f) Ownership of Property; Liens. The Company or a Company Subsidiary has good title to all of its owned real estate, subject only to Permitted Liens, and valid leasehold interests in all of its material leased real estate. The Company and each Company Subsidiary has good title to, or valid leasehold interests in, all of its material tangible personal properties. None of the properties and assets of the Company and the Company Subsidiaries are subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to the Company or any Company Subsidiary that would reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens, except as would not reasonably be expected to cause a Material Adverse Effect. All of the tangible assets of the Company and the Company Subsidiaries that are material to the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted and taking into account the respective ages of such assets.

     (g) FCC and Other Regulatory Matters. (i) Set forth on Schedule 3.1(g) is a list of (A) all licenses and construction permits that are held as of the date hereof

                                                            Investment Agreement

by the Company or any Company Subsidiary for each full service television station owned and operated by the Company or any Company Subsidiary (a "Company Station") and (B) all applications that are pending before the FCC as of the date hereof for construction permits for major modification of a Company Station's facilities or for the acquisition or sale by the Company or any Company Subsidiary, by assignment of license or transfer of control, of any full service television station. The Company and each Company Subsidiary has the right to use each FCC license and permit listed on Schedule 3.1(g) and each other FCC license, permit or authorization that is material to the operation of a Company Station (each, an "FCC Authorization"). Each FCC Authorization was, to the Company's knowledge, duly and validly issued by the FCC pursuant to procedures which comply in all material respects with all requirements of applicable law. The Company has no knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of the Company, is likely to lead to the revocation or suspension of any FCC Authorization. Each FCC Authorization is in full force and effect, and each holder thereof is in substantial compliance therewith, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.

          (ii) The Company and the Company Subsidiaries have duly filed in a timely manner all material filings which are required to be filed by the Company or the Company Subsidiaries under the Communications Act and are in all material respects in substantial compliance with the Communications Act, including, without limitation, the rules and regulations of the FCC relating to the broadcast of television signals or the operation of the Company's business, except for such filings the failure of which to file or to file on a timely basis, and except for such noncompliance, that could not reasonably be expected to have a Material Adverse Effect.

          (iii) With respect to each Company Station acquired by the Company or a Company Subsidiary prior to October 1, 1996, each of the Company or Company Subsidiary, on or before October 1, 1996, in accordance with Section 76.64 of the FCC Rules (47 C.F.R. ss. 76.64), made the required election between retransmission consent or must carry status with each cable operator serving all

                                                            Investment Agreement

or any part of the television market (as defined by the FCC) of such Company Station, and each of the Company or Company Subsidiary will, on or before October 1, 1999, make the same required election for such Company Station.

     (h) Labor Matters. Schedule 3.1(h) sets forth a complete and correct list of unions which presently represent any employees of the Company or any Company Subsidiary and a complete list of all labor union and collective bargaining agreements to which the Company or a Company Subsidiary is a party or is subject. Except as set forth on Schedule 3.1(h) and except for such matters as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable laws, agreements, contracts and policies respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices, (ii) there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending, and, to the best knowledge of the Company after reasonable inquiry, no such action is threatened before any regulatory or judicial body, (iii) there is no, and during the past three years there has been no, labor strike, slowdown, stoppage, lockout or other material labor controversy in effect with respect to, and, to the knowledge of the Company after reasonable inquiry, no such action is threatened against, the Company or any of the Company Subsidiaries, (iv) to the knowledge of the Company after reasonable inquiry, no certification petition respecting the employees of the Company or any of the Company Subsidiaries has been filed with the National Labor Relations Board and no union is attempting to organize or otherwise become the bargaining representative for any employees of the Company or any Company Subsidiary, (v) neither the Company nor any Company Subsidiary has closed any facility, effectuated any systematic layoffs of employees or implemented any early retirement, separation or window program within the last three years, nor has the Company or any Company Subsidiary planned or announced any such action or program for the future, (vi) the Company and each Company Subsidiary is in compliance with its obligations pursuant to the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise and (vii) all payments due from the Company or

                                                            Investment Agreement

any Company Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or such Company Subsidiary.

     (i) Government Regulation. None of the Company or any Company Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. None of the Company or any Company Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute (other than the Communications Act) that restricts or limits its ability to perform its obligations hereunder. The performance of this Agreement and the Ancillary Documents will not violate any provision of any statute or any rule, regulation or order issued by the SEC.

     (j) Taxes. Except as set forth on Schedule 3.1(j):

         (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns are or will be true, complete and correct in all material respects. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any of such Tax Returns and neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any material Tax Return, which return has not yet been filed. There is no pending or threatened material claim by any tax authority of a jurisdiction where the Company or any of the Company Subsidiaries has not filed Tax Returns that the Company or such Company Subsidiary is or may have been subject to taxation by that jurisdiction.

          (ii) The Company and each Company Subsidiary have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), an adequate accrual, in accordance with GAAP and reflected on the Company's

                                                            Investment Agreement

consolidated financial statements to the extent accrued prior to the date thereof, for the payment of all Taxes due with respect to any period beginning prior to or as of the Closing Date. All Taxes required to be withheld by the Company and the Company Subsidiaries with respect to their activities, properties, employees or independent contractors have been withheld and paid over to the appropriate tax authority. No deficiency, action, suit, proceeding, investigation, audit, claim, assessment or adjustment for any Taxes (a "Tax Claim") has been threatened, proposed, asserted or assessed in writing (and the Company is not aware of any oral Tax Claim) against the Company or any Company Subsidiary. There are no liens for Taxes upon the assets of the Company or any Company Subsidiary, except for liens for current Taxes not yet due.

     (iii) Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary, and neither the Internal Revenue Service nor any taxing authority has proposed in writing any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary has received a tax ruling or entered into a closing agreement with any taxing authority that would have a Material Adverse Effect.

     (iv) Neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would not be deductible pursuant to
Section 280(G) or Section 162(m) of the Code or similar provisions of state, local or foreign law.

     (v) The Company agrees that the Shares shall be treated, for all Tax purposes, as common stock for purposes of Section 305 of the Code or any similar provision of state, local or foreign law, provided that the Company shall not be obligated to expend funds or take any material actions to defend this

                                                            Investment Agreement

     position should it be challenged by the Internal Revenue Service or any other taxing authority.

          (vi) Neither the Company nor any Company Subsidiary (A) is a party to, is bound by, or has obligation under, any Tax sharing agreement, Tax indemnification or similar contract or arrangement, (B) has potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement or (C) has any liability for Taxes of another person by contract or otherwise, including liability for Taxes of another person (other than the Company or any Company Subsidiary) pursuant to Treasury Regulations Section 1. 1502-6 or any similar provisions of state, local or foreign law.

          (vii) No claim has been asserted, and except as to certain allocations of intercompany expenses related to centralized operations which will not have a material effect on state tax liability, the Company is not aware of any reasonable basis for the assertion of any claim, by any taxing authority that the Company or any Company Subsidiary is liable for Taxes under, or as a result of, Section 482 of the Code or any similar provision of state, local or foreign law.

          (viii) Except with respect to net operating losses, all Tax Returns of the Company and any Company Subsidiary for all taxable years ending on or before December 31, 1995 are closed for federal income tax purposes pursuant to the statutory period of limitation applicable to such Tax Return.

     (k) Employee Benefits. (i) Schedule 3.1(k) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated

                                                            Investment Agreement

by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

          (ii) With respect to each Company Plan, the Company has delivered or made available to the Investor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

          (iii) (A) Each Company Plan has been established and administered materially in accordance with its terms, and materially in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form

                                                            Investment Agreement

since the date thereof; (E) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan; (F) no Company Plan provides retiree welfare benefits and neither the Company nor its Subsidiaries have any obligations to provide any retiree welfare benefits except as required under COBRA; and (G) neither the Company nor any ERISA Affiliate has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          (iv) With respect to each of the Company Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (v) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company or any ERISA Affiliate has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company or any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company or any ERISA Affiliate, were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

          (vi) With respect to any Company Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (B) no facts or circumstances exist that could reasonably be expected to give rise to any such

                                                            Investment Agreement

actions, suits or claims, and (C) no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

          (vii) Except as set forth on Schedule 3.1(k)(vii), no Company Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transaction contemplated by this Agreement or upon the Investor's exercise of the Warrants.

     (l) No Litigation. Except as set forth in Schedule 3.1(l), there are no legal or administrative proceedings or arbitrations, and no claims, demands, actions, proceedings or governmental investigations of any nature pending against the Company or any Company Subsidiary or to which the Company or any Company Subsidiary or any of their properties or assets is subject, and, to the knowledge of the Company, there has not been threatened any such proceeding, arbitration, claim, action or governmental investigation against the Company or any of the Company Subsidiaries (collectively "Litigation"), in each case, (i) which challenges the Company's or any Company Subsidiary's right or power to enter into or perform any of its obligations under this Agreement or the Ancillary Documents to which it is a party, or the validity or enforceability of this Agreement or any Ancillary Documents or any action taken hereunder or thereunder, or (ii) which has a reasonable risk of being determined adversely to the Company or any Company Subsidiary and which, if so determined, would reasonably be expected to have a Material Adverse Effect. Except as set forth in
Schedule 3.1(l), neither the Company nor any Company Subsidiary is subject to any currently effective order, judgment or decree of any Governmental Entity permanently or temporarily enjoining or barring any of them from engaging in or continuing any conduct or practice in connection with the businesses currently conducted by the Company and the Company Subsidiaries.

                                                            Investment Agreement

     (m) Brokers and Finders. Except as set forth in Schedule 3.1(m), neither the Company nor any Company Subsidiary has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Ancillary Documents. The Company is solely responsible for all fees or other amounts that may be payable to each Person listed on Schedule 3.1(m).

     (n) Full Disclosure. No representation or warranty of the Company contained in this Agreement or any Ancillary Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in the letter from the Company to the Investor dated August 31, 1999 for the calendar years 2000 and 2001 receipt of which is acknowledged by the Investor were based upon good faith estimates and assumptions believed by the senior executives of the Company to be reasonable as of the Closing Date, it being recognized by the Investor that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. Except as set forth in the preceding sentence, the Company makes no representation or warranty, and expressly disclaims any implied representation or warranty, as to the accuracy or completeness of any projections, pro forma financial information or other forward looking information provided to the Investor. There is no fact known to the Company or any Company Subsidiary (other than matters of a general economic nature or relating to the broadcasting industry or television industry generally) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in any Ancillary Documents.

     (o) Environmental Matters. Except as set forth in Schedule 3.1(o): (i) the Company and the Company Subsidiaries are and have been in compliance in all material respects with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be

                                                            Investment Agreement

expected to have a Material Adverse Effect; (ii) the Company and the Company Subsidiaries have obtained, and are in compliance in all material respects with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing, except as would not reasonably be expected to have a Material Adverse Effect; (iii) none of the Company or any of the Company Subsidiaries are involved in operations or know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of the Company or any Company Subsidiary or which could reasonably be expected to have a Material Adverse Effect, and none of the Company or any of the Company Subsidiaries have permitted any current or former tenant of such Person to engage in any such operations, except as would not reasonably be expected to have a Material Adverse Effect; (iv) neither the Company nor any Company Subsidiary has received any Environmental Claim, nor to their knowledge is any Environmental Claim threatened, which would result in a Material Adverse Effect;
(v) the Company and the Company Subsidiaries have not assumed, contractually or by operation of law, any material liabilities under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect, and (vi) the Company and the Company Subsidiaries have not entered into, have not agreed to, and are not subject to any material judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including without limitation those relating to compliance with Environmental Laws or to investigation, cleanup, remediation or removal of Hazardous Substances.

     (p) Insurance Disclosure. The Company and the Company Subsidiaries have at all times since December 31, 1998 maintained in full force and effect, with financially sound and reputable insurers, insurance with respect to its business against loss or damage, and including directors and officers' liability insurance, all such insurance of the kinds customarily carried or

                                                            Investment Agreement

maintained under similar circumstances by entities of established reputation engaged in similar businesses.

     (q) Year 2000 Compliance. All of the Company's material Internal MIS Systems and Facilities are Year 2000 Compliant. The Company has furnished the Investor with a true, correct and complete copy of any internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Company and the Company's vendors.

     (r) Material Agreements. The Company has made available to the Investor a true and correct copy of all Material Agreements. Each Material Agreement is valid, binding, in full force and effect and enforceable by the Company or the relevant Company Subsidiary in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by general equitable principles, except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.1(r), the Company and the Company Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Material Agreements is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     (s) Intellectual Property. (i) The Company owns or has a valid license to use, in the manner currently used, all Intellectual Property used in its business.

     (ii) No claims with respect to the Company's Intellectual Property have been asserted, or to the knowledge of the Company are threatened by any third person nor are there valid grounds, to the knowledge of the Company for any bona fide claims (A) that the broadcast, distribution, license, sublicense, use or licensing of the Intellectual Property infringes the rights of any third parties, (B) against the use of the Intellectual Property as used in the Company's business as currently conducted or (C) challenging the ownership, validity or effectiveness of the Intellectual Property, except as could not reasonably be expected to have a

                                                            Investment Agreement

Material Adverse Effect. To the Company's knowledge, all registered trademarks, servicemarks, copyrights and patents held by the Company, if any, are valid and subsisting except as could not reasonably be expected to have a Material Adverse Effect. None of the Company's owned Intellectual Property is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by the Company except as could not reasonably be expected to have a Material Adverse Effect.

     (iii) To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property by any third party, except as could not reasonably be expected to have a Material Adverse Effect.

     (t) Absence of Certain Business Practices. None of the Company, the Company Subsidiaries or any officer, employee or agent thereof, nor any other Person acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person or entity who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which
(i) subjects any party or any of their respective Subsidiaries, to any damage or penalty in any civil, criminal or governmental litigation or proceeding which would have a Material Adverse Effect, (ii) if not given in the past, could have had a Material Adverse Effect or (iii) if not continued in the future, could have a Material Adverse Effect.

     (u) Antitakeover Statutes. The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by the Agreement and each of the Ancillary Documents to which it is a party, to ensure that Section 203 of the DGCL does not, and will not, apply to the Investor or any of its affiliates in connection with the transactions contemplated hereunder and thereunder. No other state takeover or similar statute or regulation applies to this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby.

                                                           Investment Agreement

         (v) Company Stations. Set forth on Schedule 3.1(v) is (i) a complete list of all the television stations owned by the Company or a Company Subsidiary and (ii) a complete list of all television stations operated by the Company or a Company Subsidiary pursuant to a local management agreement or similar arrangement.

         (w) Subscribers. The Company has at least 57,400,000 FTE Subscribers, at least 14,000,000 of which are represented by the existing Distribution Agreements set forth on Schedule 3.1(w) hereto and at least 39,181,525 of which were obtained pursuant to elections made in accordance with Section 3.1(g)(iii) hereof.

         (x) Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Section 3.2 hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement and the acquisition of the Underlying Shares upon each of the conversion of the Shares and the exercise of the Warrants will be in compliance with the Securities Act, subject to obtaining approval of the Company's stockholders as described in Section 5.7, if necessary, the rules and regulations of the American Stock Exchange and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

         (y) Affiliate Transactions. Schedule 3.1(y) sets forth (i) all contracts, agreements, other arrangements or transactions existing or occurring at any time after December 31, 1997 between the Company or any Company Subsidiary, on the one hand, and any of the Company's Affiliates or any holder of 10% of the outstanding Common Stock of the Company or a family member of such a holder, on the other hand, or any of their respective Affiliates, except for those disclosed in the SEC Documents and except for agreements relating to services provided as an officer or director of the Company other than relating to any extraordinary bonuses, and (ii) a description of all payments made to or received from, the Company or any Company Subsidiary, on the one hand, and any of the Company's Affiliates or any holder of 10% of the outstanding Common Stock of the Company or a family member of such a holder, on the other hand, or any of their respective Affiliates, since December 31, 1997,

                                                           Investment Agreement

         except for dividends paid or distributions made with respect to any outstanding class or series of Company securities, payments of salary or other regular compensation for services in the ordinary course, or as disclosed in the SEC Documents.

                  Section 3.2 Representations and Warranties of the Investor. The Investor represents and warrants to, and agrees with, the Company as follows:

                  (a) Corporate Existence; Compliance with Law. The Investor
         (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate would not have a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Entities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect; (v) is in compliance with its charter and by-laws; and (vi) is in compliance with all applicable provisions of law (including, without limitation, the Communications
         Act), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (b) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Investor of this Agreement and the Ancillary Documents to which it is a party, and its obligations hereunder and thereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of its charter or bylaws; (iv) do not violate any law or regulation, or any order or

                                                           Investment Agreement

         decree of any court or Governmental Entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Investor is a party or by which the Investor or any of its property is bound; (vi) do not result in the creation or imposition of any material Lien upon any of the property of the Investor; and (vii) do not require the consent or approval of any Governmental Entity or any other Person, except (A) the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC, (B) such filings as may be required under the blue sky laws of the various states, (C) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and (D) such consents or approvals which are immaterial to the business, operations or financial position of the Investor. This Agreement is, and on or prior to the Closing Date, each of the Ancillary Documents will be, duly executed and delivered by the Investor and this Agreement and each such Ancillary Document shall then constitute a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

                  (c) No Litigation. There is no Litigation affecting the Investor which challenges the Investor's right or power to enter into or perform any of its obligations under this Agreement or the Ancillary Documents to which it is a party, or the validity or enforceability of this Agreement or any Ancillary Documents or any action taken hereunder or thereunder.

                  (d) Securities Act. The Investor (i) is acquiring the Securities solely for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act; (ii) has had the opportunity to ask questions of the officers and directors of, and has had access to financial and other information concerning, the

                                                           Investment Agreement

         Company and the Securities; (iii) has received and reviewed the SEC Documents, including the Financial Statements; (iv) is an "accredited investor" as defined in Rule 501(a) under the Securities Act; (iv) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Company and the Securities; (v) has so evaluated the merits and risks of such investment; (vi) is able to bear the economic risk of such investment; and (vii) is able to afford a complete loss of such investment.

                  (e) Investor Stations. Set forth on Schedule 3.2(e) is (i) a complete list of all the television stations owned by the Investor or its Subsidiaries and (ii) a complete list of all television stations operated by the Investor or its Subsidiaries pursuant to a local management agreement or similar arrangement.

                  (f) Brokers and Finders. The Investor has not utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Ancillary Documents.

                                  ARTICLE IV.

                              Conduct of Business

                  Section 4.1 Conduct of the Business. The Company shall not take nor permit any Company Subsidiary, or officer or director to take, any of the following actions without the prior consent of the Investor or a permitted transferee of the Investor Rights under the Stockholder Agreement:

                  (a) approval, not to be unreasonably withheld, of (i) a Budget, (ii) any expenditures that materially exceed budgeted amounts or (iii) any amendments to a Budget; provided, however, that for any Budget after the Budget for the calendar year 2000, the Investor shall withhold its approval of any proposed Budget by identifying those items of the proposed Budget which are not approved and providing in writing to the Company the Investor's basis for withholding such approval and, in such event, the portions of such proposed Budget which

                                                      Investment Agreement

         are not identified as unapproved, shall be deemed to be approved under this Section 4.1(a).

                  (b) any programming acquisition, development of a new program or series or acquisition of any package of programming, in each case at the Network and Same Market Station levels only, that constitutes greater than five (5) hours of the Network's or Same Market Station's, as the case may be, broadcast time in any given season, except for (i) acquisitions or developments specifically approved by the Board of Directors and the Investor in a Budget in accordance with clause (a) above and (ii) reasonable reorders or renewals of programming pursuant to programming agreements in effect as of the date hereof or subsequently approved by the Investor;

                  (c) any use of, or any transaction, agreement, business or venture intended to exploit, the Company's digital broadcast spectrum on a national or regional basis (i.e., other than individual station uses of digital spectrum);

                  (d) any transaction, agreement or business arrangement with ValueVision International Inc., or involving any of its assets;

                  (e) any material amendment of the Company's certificate of incorporation or by-laws;

                  (f) sale, lease, assignment or other disposition of (x) more than 50% of the stock of any Company Subsidiary that owns the primary operating assets of, or any FCC license of, a Company Station or (y) the primary operating assets of, or a FCC license of, a Company Station (each a "Station Transfer"), in each case, if (i) such Company Station is located in any of the 20 largest DMA's served by Company Stations as of the date of such disposition or (ii) such disposition would result in the Company's Network National Coverage being less than 70%;

                  (g) (i) any sale, transfer, assignment or other disposition of assets involving, together with all other dispositions of assets during any 12-month period, assets with a fair market value greater than 20% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC, (ii) any acquisition of assets, including pursuant to a

                                                           Investment Agreement

         merger, consolidation or other business combination, if the consideration payable for such assets in any single transaction exceeds 5% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC or if the aggregate consideration payable for such transaction, together with the consideration paid for all such acquisitions in any 12-month period exceeds 10% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC (excluding, in each case, transactions involving the issuance of capital stock of the Company that have been approved pursuant to this
         Section 4.1 and transactions set forth on Schedule 4.1(g) attached hereto), or (iii) any merger or business combination transaction where the Company is not the surviving entity or where there is a Change of Control; provided that the prior consent of the Investor shall not be required with respect to any transaction conducted during any Default Redemption Period if such transaction is structured to ensure that the Investor receives the full Default Redemption Price for its redeemed Shares or Conversion Shares;

                  (h) issuance or sale of any capital stock of the Company or any option, warrants or other rights to acquire capital stock of the Company (including instruments convertible into capital stock), other than (i) Options issued under the Company's stock option plans identified under "Plan Options" on Schedule 3.1(c)(i) and common stock issued on exercise thereof or on exercise of the other Options identified under "Non-Plan Options" on Schedule 3.1(c)(i), (ii) reasonable and customary stock options issued pursuant to an employee stock option plan approved by the Company's Board of Directors and, as necessary or advisable, the stockholders of the Company and common stock issued on exercise thereof, (iii) preferred stock issued as paid-in-kind dividends in accordance with the terms and conditions of the Existing Preferred Stock, (iv) Common Stock issued upon conversion of convertible preferred securities outstanding as of the date hereof,
         (v) Common Stock issued in connection with the asset acquisitions that are listed on Schedule 4.1(g) attached hereto (up to the number of shares set forth in such Schedule and without duplication of issuances under clause (i) above), (vi) capital stock issued in connection with the satisfaction in full of the Company's redemption obligation set forth in Sections 9.1 or 9.2 or

                                                           Investment Agreement

         the simultaneous satisfaction of the Company's obligation under
         Section 9.5 and (vii) the issuance of non-convertible preferred stock of the Company issued to fund the redemption of Existing Preferred Stock with substantially similar terms as the Existing Preferred Stock so redeemed; provided that the number of shares of capital stock issued or issuable pursuant to clauses (i), (ii) and (v) shall not exceed 18,382,660 shares;

                  (i) split, combine or reclassify any of its capital stock in any manner adverse to the Investor;

                  (j) entering into any agreement or transaction or a series of related agreements or transactions with a Paxson Stockholder or an Affiliate of a Paxson Stockholder or of the Company or a family member of a Paxson Stockholder, which (i) is not on an arm's length basis or
         (ii) involves an amount in excess of $100,000;

                  (k) entering into any employment, compensation or other agreement with an employee or director of the Company or any of its Subsidiaries (other than station managers) that (i) becomes effective after January 1, 2001, (ii) provides for cash compensation (excluding bonus) reasonably expected to be in excess of $400,000 per year or
         (iii) has longer than a three-year term; provided that no consent of the Investor shall be required for an employment agreement between the Company and Paxson on terms not materially different from those terms provided to the Investor in writing prior to the date hereof;

                  (l) any increase in the size of the Company's Board of Directors other than an increase as a result of a Voting Rights Triggering Event (as defined in the certificates of designation relating to the Company's Existing Preferred Stock outstanding on the date hereof) of up to two additional directors;

                  (m) any voluntary bankruptcy or winding up of the Company or filing for protection under any Bankruptcy Law; or

                  (n) entering into any joint sales, joint services, time brokerage, local marketing or similar agreement or arrangement (other than agreements or arrangements that may be terminated at no cost to the Company upon six

                                                           Investment Agreement

         month notice), but only if after entering into such agreement or arrangement, Company Stations representing 20% or more of the Company's National Coverage would be subject to such agreements or arrangements.

If any member of the Board of Directors, who was a NBC Nominee, votes in such capacity to approve any matter set forth in Section 4.1 that requires the consent of the Investor, the Investor shall be deemed to have consented to such matter for purposes of this Section 4.1. Notwithstanding the foregoing, the parties agree that there is no expressed or implied agreement to elect any NBC Nominee to the Board of Directors of the Company.

                                   ARTICLE V.

                                Other Agreements

         Section 5.1 Public Statements. Before any party or any Affiliate of such party shall release any information concerning this Agreement or the Ancillary Documents or the matters contemplated hereby or thereby which is intended for or can reasonably be expected to result in public dissemination, such party shall cooperate with the other party, shall furnish drafts of all documents or proposed oral statements to the other party, provide the other party the opportunity to review and comment upon any such documents or statements and shall not release or permit release of any such information without the consent of the other party, except to the extent required by applicable law or the rules of any securities exchange or automated quotation system on which its securities or those of its Affiliate are traded.

         Section 5.2 Reasonable Commercial Efforts. Subject to the terms and conditions provided in this Agreement, each party shall use reasonable commercial efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of

                                                           Investment Agreement

securing to the parties hereto the benefits contemplated by this Agreement; provided that notwithstanding anything to the contrary in this Agreement, no party nor any of their Affiliates shall be required to make any disposition of, or enter into any agreement to hold separate, any Subsidiary, asset or business, and no party hereto nor any of their Affiliates shall be required to make any payment of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely affect the economic benefits to such party of the transactions contemplated hereby and by the Ancillary Documents, taken as a whole, or materially adversely affect any other business of such party or its Affiliates.

         Section 5.3 Government Filings. (a) Each of the Company and the Investor will make as promptly as practicable, after notice to such effect by the Investor to the Company, all filings required to be made, if any, by it under the HSR Act with regard to the transactions which are the subject of this Agreement and the Ancillary Documents (including without limitation the conversion of the Shares, the exercise of the Warrants, the purchase of shares pursuant to the Call Agreement and the holding of the Underlying Shares) and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and the Investor will each provide information and cooperate in all other respects to assist the other of them in making its filings under the HSR Act.

         (b) Each of the Company and the Investor will make as promptly as practicable after notice to such effect by the Investor to the Company, all filings required to be made, if any, by it under the Communications Act or the rules and regulations related thereto with regard to the transactions which are subject of this Agreement and the Ancillary Documents (including without limitation the conversion of the Shares, the exercise of the Warrants, the purchase of shares pursuant to the Call Agreement and the holding of the Underlying Shares) and each of them will take all reasonable steps within its control (including providing information to the FCC) to obtain any required consents or approvals as promptly as practicable. The Company and the Investor will each provide information and cooperate in all other respects

                                                           Investment Agreement

to assist the other of them in making its filings under the Communications Act.

         (c) At any time that the Investor, either by reason of its holding an attributable interest in the Company within the meaning of 47 C.F.R. ss.73.3555 of the rules of the FCC (including any successor rule), or for any other reason may be reported as a party to any or all applications of the Company subsequently filed with the FCC, the Investor will cooperate fully with the Company to have the qualifications of the Investor to hold an interest with the Company passed upon by the FCC in an application submitted by the Company at the earliest practicable opportunity.

         Section 5.4 Reservation of Shares. The Company agrees to keep reserved for issuance at all times prior to conversion of the Shares and the exercise of the Warrants the aggregate number of Underlying Shares issuable upon conversion of the Shares and the exercise of the Warrants.

         Section 5.5 Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other party of any failure of any party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the disclosures set forth on the Schedules to Article III or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         Section 5.6 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including, without limitation, making application as soon as practicable for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith.

         Section 5.7 Company Stockholder Meetings. At the first annual meeting of the stockholders of the Company occurring after the Closing, and in any event no later than

                                                           Investment Agreement

May 15, 2000, the Company will seek stockholder approval of (i) an amendment to the Company's certificate of incorporation providing for three-year staggered terms of the members of the Board of Directors; (ii) the election of directors for staggered terms; (iii) the issuance of the Underlying Shares if and to the extent required to satisfy conditions to the listing thereof under applicable rules of the American Stock Exchange, if necessary; (iv) an amendment to the certificate of incorporation of the Company to provide for a new series of non-voting common stock such that in the event that the Investor, in its sole discretion, determines that the Communications Act prevents the Investor from holding Class A Common Stock upon conversion of the Shares, the Investor will have the option to acquire such new series of non-voting common stock in place of Class A Common Stock; and (v) any other matters necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The Investor intends to nominate three directors for the class of directors with initial terms of three years for election at such annual stockholder meeting.

         Section 5.8 Access to Information. Subject to applicable laws, the Company shall, and shall cause the Company Subsidiaries to, afford the officers, employees, auditors and other agents of the Investor reasonable access during normal business hours to their officers, employees, properties, offices, plants and other facilities, and contracts, commitments, books and records relating thereto, and shall furnish such Persons all such documents and such financial, operating and other data and information regarding such businesses and Persons that are in the possession of such Person as the Investor through its officers, employees or agents may from time to time reasonably request. All such information will be provided subject to the terms of the confidentiality agreement dated May 12, 1999 between the Company and the Investor.

                                  ARTICLE VI.

                       Affirmative and Negative Covenants

         Section 6.1 Maintenance of Existence and Property; FCC Licenses. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises material to its business. The Company and each Company Subsidiary

                                                           Investment Agreement

shall maintain in good repair, working order and condition all of the properties that are material to the Company and the Company Subsidiaries, taken as a whole, used or useful in the business of such Person and from time to time will make or cause to be made all appropriate (as reasonably determined by such Person) repairs, renewals and replacements thereof. The Company shall, and shall cause each Company Subsidiary to, use its best efforts to keep in full force and effect all of its material FCC Licenses and shall provide the Investor with a copy of any (or, in the event of any notice based on knowledge of such Person, a brief description of such default and the basis of such knowledge) notice from the FCC of any violation with respect to any material FCC License received by it (or with respect to which such Person may have any knowledge).

         Section 6.2 Payment of Obligations. (a) Subject to Section 6.2(b), the Company shall pay and discharge or cause to be paid and discharged before any penalty accrues thereon all Taxes payable by it or any Company Subsidiary.

         (b) The Company and each Company Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Taxes described in
Section 6.2(a); provided that (i) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP and
(ii) such Person shall promptly pay or discharge such contested Taxes and all additional charges, interest, penalties and expenses, if any, if such contest is terminated or discontinued adversely to such Person or the conditions set forth in this Section 6.2(b) are no longer met.

         Section 6.3 Books and Records. The Company shall, and shall cause each Company Subsidiary to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

         Section 6.4 Insurance. The Company shall, and shall cause each Company Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its business and properties, including, without limitation, business interruption insurance, insurance on fixed assets and directors and officers' liability insurance, against loss or damage of the kinds customarily carried or maintained under similar

                                                           Investment Agreement

circumstances by entities of established reputation engaged in similar businesses.

         Section 6.5 Compliance with Laws, Etc. The Company shall, and shall cause each Company Subsidiary to, comply with all (i) federal, state, local and foreign laws and regulations applicable to it, including those relating to the Communications Act, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that any such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) all provisions of all FCC licenses, certifications and permits, franchises, or other permits and authorizations relating to the operation of the Company's business and all other material agreements, licenses or leases to which it is a party or of which it is a beneficiary and suffer no loss or forfeiture thereof or thereunder, except to the extent that any such non-compliance or loss or forfeiture has not had and could not reasonably be expected to have a Material Adverse Effect.

         Section 6.6 Environmental Matters. The Company shall, and shall cause each Company Subsidiary to, and shall cause each Person within its control to:
(a) conduct its operations and keep and maintain its real estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate, except as could not reasonably be expected to have a Material Adverse Effect; (c) notify the Investor promptly after such Person becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any of its real estate which is reasonably likely to have a Material Adverse Effect; and (d) promptly forward to the Investor a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to have a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Entity

                                                           Investment Agreement

has taken or threatened any action in connection with any such violation, Release or other matter.

         Section 6.7 Capital Structure and Business. The Company shall not make any changes in any of its business objectives, purposes or operations which could reasonably be expected to have or result in a Material Adverse Effect.

         Section 6.8 ERISA. The Company shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

         Section 6.9 Hazardous Materials. The Company shall not, and shall not cause or permit any Company Subsidiary to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate where such Release would violate in any material respect, or form the basis for any material Environmental Liabilities under, any Environmental Laws or Environmental Permits.

         Section 6.10 No Impairment of Intercompany Transfers. The Company shall not permit any Company Subsidiary to directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by any Company Subsidiary to another Company Subsidiary or the Company.

         Section 6.11 Limitation on Certain Asset Sales. The Company will not, and will not permit any Company Subsidiary to, consummate an Asset Sale unless
(i) the Company or such Company Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof on the date the Company or the Company Subsidiary (as applicable) entered into the agreement to consummate such Asset Sale (as determined in good faith by the Company's Board of Directors, and evidenced by a resolution of the Board of Directors); (ii) not less than 75% of the consideration received by the Company or such Company Subsidiary, as the case may be, is in the form of cash or cash equivalents other than in the case where the Company

                                                           Investment Agreement

is exchanging all or substantially all of the assets of one or more media properties operated by the Company (including by way of the transfer of capital stock) for all or substantially all of the assets (including by way of transfer of capital stock) constituting one or more media properties operated by another Person, provided that at least 75% of the consideration received by the Company in such exchange, other than the media properties, is in the form of cash or cash equivalents; and (iii) the proceeds of such Asset Sale received by the Company or such Company Subsidiary are applied first, to the extent the Company elects or is required, to prepay, repay or purchase debt under any then existing indebtedness of the Company or any Company Subsidiary within 180 days following the receipt of the proceeds of such Asset Sale from any Asset Sale and second, to the extent of the balance of the proceeds of such Asset Sale after application as described above, to the extent the Company elects, to make an Investment in assets (including capital stock or other securities purchased in connection with the acquisition of capital stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or any Company Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Company or any Company Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of the proceeds of such Asset Sale and the proceeds of such Asset Sale contractually committed are so applied within 360 days following the receipt of the proceeds of such Asset Sale.

         Section 6.12 No Restrictive Covenants. The Company and each Company Subsidiary shall not enter into any agreement that would in any way restrict or limit the Company's ability to perform its obligations under Article IX.

                                  ARTICLE VII.

                              Operating Agreements

         Section 7.1 Affiliation Conversions.

         (a) At any time on or before September 10, 2009, the Investor, in its sole discretion, may deliver a written notice (a "Conversion Request") to the Company requesting that the

                                                           Investment Agreement

Company or the relevant Company Subsidiary convert any Company Station in a top fifty DMA (as determined at the time of such Conversion Request) to a NBC Television Network affiliate (each a "NBC Network Affiliate") in accordance with the terms and conditions of this Section 7.1 (an "Affiliation Conversion"). Upon receipt of any such Conversion Request, the Company agrees to effect, or cause such Company Subsidiary to effect, the Affiliation Conversion as promptly as practicable, and the Company and the Investor will commence to negotiate in good faith a mutually agreed upon NBC Television Network affiliation agreement for the Company Station, which shall (i) not provide for any payment of compensation to the Company or the Company Station by the Investor or its NBC Network Affiliates, (ii) not allow the Company Station to preempt or otherwise refuse to clear any NBC Television Network programming provided under the affiliation agreement (subject only to preemptions pursuant to applicable FCC rules and regulations) and (iii) require payments by the Company or Company Subsidiary to the Investor for special events programming, with such payments calculated on the same terms as the terms generally applicable to NBC Network Affiliates who have such payment obligations (the "New Affiliation Agreement"). Except as set forth in clauses
(i) through (iii) above, a New Affiliation Agreement will otherwise include terms no less favorable to the Company Station than those provided to other NBC Network Affiliates in comparable DMAs as of the date of the Affiliation Conversion.

         (b) Without limiting the generality of Section 7.1(a), any Affiliation Conversion will provide the Investor with the right to program the analog signal of such Company Station, as a NBC Network Affiliate, and, if such Company Station is capable of broadcasting in a digital format, so long as such format does not require more bandwidth than a "1080i" format, to broadcast the NBC Network signal in high definition television in any format ("HDTV"). To the extent the digital signal of the NBC Network, including any broadcast in HDTV, does not require the full digital capacity of the Company Station, the Company Station shall broadcast the NBC Network signal in HDTV, and shall have the right to continue to use the remaining digital programming capacity.

         (c) In connection with any Affiliation Conversion, the Investor and the Company will work together to provide the Network with a replacement Network affiliate, which may consist of carriage on Distribution Systems, within one year of the date of the Affiliation Conversion. The Investor will

                                                           Investment Agreement

reimburse the Company for half of the costs actually incurred by the Company in obtaining such replacement coverage, as documented in writing to the Investor's reasonable satisfaction, but only to the extent such costs do not exceed the cost of obtaining reasonably comparable replacement coverage on Distribution Systems in the relevant market.

         (d) Notwithstanding Section 7.1(a), the Company will not be obligated to effect an Affiliation Conversion if, immediately following and as a result of such conversion, the National Coverage of the Network would fall below 70%.

         Section 7.2 Investor Right of First Refusal.

         (a) If the Company or any Company Subsidiary at any time intends to effect a Station Transfer to any Person other than a wholly owned Company Subsidiary (a "Station Third Party"), the Company shall give written notice 90 days prior to the effectiveness of such Station Transfer (a "Station Offer Notice") to the Investor, stating the Company's intention to make such a Station Transfer, the name of the proposed Station Third Party, the assets or securities proposed to be transferred, the consideration to be paid for such assets or securities (the "Station Offer Price") and in reasonable detail all other material terms and conditions upon which such Station Transfer is proposed. Notwithstanding the foregoing, the Investor shall not be entitled to a right of first refusal with respect to the assets or securities of any Company Station that is not located in one of the fifty largest DMAs.

         (b) Upon receipt of the Station Offer Notice, the Investor shall have an option to purchase all of the assets or securities proposed to be transferred at the Station Offer Price and on the other material terms and condition set forth in the Station Offer, which option may be exercised by written notice to the Company given within 60 days of the Investor's receipt of the Station Offer Notice. If any portion of the consideration to be paid by such Station Third Party is not cash, the Investor may pay in lieu of such non-cash consideration, cash equal to the fair market value thereof. The fair market value shall be determined by mutual agreement or if no such agreement shall be reached within ten days by the determination of an independent nationally recognized appraiser selected by the Company and reasonably acceptable to the Investor.

                                                           Investment Agreement

         (c) If the Investor exercises its option pursuant to Section 7.2(b), the closing of such purchase shall take place within 30 days of the date the Investor gives notice of such exercise, except to the extent FCC approval is required or reasonably advisable for the transaction, in which case the closing shall take place as soon as practicable after receipt of final, non-appealable approval from the FCC.

         (d) If the Investor determines not to exercise its option, then for a period of 60 days from the earlier of (i) the expiration of the offer to the Investor and (ii) the receipt of written notice from the Investor stating that the Investor does not intend to exercise its option, or for such longer period required or reasonably advisable for FCC approval, the Company shall be free to sell the proposed assets or securities to the Station Third Party at a price equal to or greater than the Station Offer Price and on substantially the same terms as set forth in the Station Offer Notice.

         Section 7.3 Pre-empted NBC Network Shows.

         (a) The Company agrees to broadcast Pre-empted Shows (as defined below), as offered by the Investor, on the Company Stations and, if permitted under existing Network affiliation agreements, the Company's non-owned affiliated stations, at the times and in the markets in which the shows are pre-empted by NBC Network Affiliates, so long as the shows do not contain excessive or gratuitous violence or explicit sex or foul language; provided, however, that (i) without the consent of the Company, such Pre-empted Shows may not account for more than thirty-five (35) Primetime Hours (as defined below) broadcast by any single Company Station for any twelve-month period or more than ten Primetime Hours in any quarter for any single Company Station, (ii) such pre-emptions shall require a minimum of three (3) weeks advance notice to the Company (or such greater advance notice period as is reasonably necessary to notify program guides and significant promotional parties in the Company Station's market) and (iii) the Company shall use all reasonable efforts to cause its non-owned affiliates to agree to broadcast Pre-empted Shows on the terms and conditions set forth in this Section 7.3. "Pre-empted Shows" means programming provided by the Investor to NBC Network Affiliates' stations and which any such affiliated station preempts or fails to clear or broadcast for any reason. "Primetime Hours" mean any of the time from 8:00 pm through 11:00 pm on Monday through Saturday, and from 7:00

                                                           Investment Agreement

p.m. through 11:00 p.m, Eastern Standard time, on Sunday, and the comparable periods in other United States time zones.

         (b) The Company Stations will be entitled to sell all non-Network advertising inventory available to NBC Network Affiliates generally for the Pre-empted Shows; provided, however, that the Investor makes no guarantees as to the amount of local inventory that will be available for any given Pre-empted Show. In connection with a Company Station's broadcast of a Pre-empted Show, the Investor, following receipt of written documentation reasonably satisfactory to the Investor, will compensate the Company for the allocable amount of net revenues lost by the Company as a result of such broadcast, in an amount equal to (X) the average revenues allocable to, or actually generated by, as the case may be, such Company Station from the Network (determined as a proportion of such market's homes to the total network homes), national and local sales during such preempted time period for the prior six month period, less (Y) actual revenues collected by the Company, or the Investor for the benefit of the Company, as the case may be, from advertising sales in such market during local advertising inventory made available to the Company Station by the Investor during such Pre-empted Show.

         Section 7.4 Network Facilities. The Investor and the Company will work together in good faith to explore the possibility of originating the Network signal from the Investor's broadcast facilities in New York; provided that in no event shall the Company be required to agree to any terms that would impose an economic hardship on the Company, taking into account the Company's need to be compensated for costs incurred in connection with the substitution of broadcast facilities.

         Section 7.5 Advertising for Equity Transactions.

         (a) The Investor will be the Company's exclusive third-party agent for negotiating and carrying out acquisitions of equity securities, including warrants, options and other rights to acquire equity securities ("New Media Equity"), of New Media Companies (as defined below) in exchange for the Company's network and local advertising inventory ("New Media Advertising"). A "New Media Company" is any Person a significant portion of whose business is involved in, dependent upon or conducted through the Internet, interactive television or any successor network or

                                                           Investment Agreement

technologies. The Investor will have the sole discretion to structure any such investment as a direct investment by the Company (a "Direct Investment"), or an indirect investment in which the Investor first purchases the New Media Advertising from the Company at a deeply discounted rate that is nonetheless sufficient to satisfy the Company's outstanding debt and Preferred Stock covenants regarding restricted payments, and then uses such New Media Advertising to acquire New Media Equity (an "Indirect Investment"). The Investor will receive a commission equal to 20% of any New Media Equity acquired by the Company, in the case of a Direct Investment, and 33% of any New Media Equity, in the case of an Indirect Investment. Unless otherwise agreed by the Investor and the Company, all New Media Advertising will be sold to New Media Companies at a price equal to 80% of the Company's standard rate card for such advertising.

         (b) All transactions negotiated and/or carried out by the Investor pursuant to Section 7.5(a) will be subject to approval by the Company's Board of Directors. Without the prior written consent of the Company, the Investor shall not use more than $25 million per year of New Media Advertising (calculated at 80% of the standard rate card) for purposes of carrying out the transactions described in subsection 7.5(a).

                                 ARTICLE VIII.

                             Deliveries at Closing

         Section 8.1 Deliveries at Closing. Simultaneously with the execution and delivery of this Agreement and the Closing:

         (a) Stockholder Agreement. The Stockholder Agreement shall have been duly executed and delivered by the parties referred to therein.

         (b) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the parties referred to therein.

         (c) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.

                                                           Investment Agreement

         (d) Call Agreement. The Call Agreement shall have been duly executed and delivered by the parties referred to therein.

         (e) Time Brokerage Agreements. The Time Brokerage Agreements shall have been duly executed by the parties referred to therein.

         (f) Legal Opinion. The Investor shall have received from counsel for the Company, opinions substantially in the form of Exhibit G-1 and G-2 attached hereto, addressed to the Investor.

         (g) Letter Agreements. The Letter Agreements shall have been duly executed by the parties referred to therein.

         (h) CNI Agreement. The Master Agreement For Overnight Programming, Use of Digital Capacity and Public Interest Programming, dated September 10, 1999, by and between The Christian Network, Inc. and Paxson
      Communications Corporation shall have been duly executed and delivered by the parties thereto.

                                  ARTICLE IX.

                                   Redemption

         Section 9.1 Basic Redemption. (a) (i) At any time there is a final decision adopted by the full FCC, with respect to which no timely petition for reconsideration is pending before the FCC, to the effect that the Investor's investment in the Shares and acquisition of the other rights set forth in this Agreement and the Ancillary Documents (without giving effect to any acquisition of any other capital stock of the Company) is attributable (as defined by the
FCC) to the Investor or (ii) beginning with the third anniversary of the Closing and on each anniversary thereafter, then, in each case, the Investor, at its sole option, will have a period of 60 days during which to demand redemption, by payment in cash, of all or any portion of the Shares at a price per share equal to the Original Issue Price plus any accrued and unpaid dividends through and including the date of redemption (the "Par Value Price").

                                                           Investment Agreement

          (b) The Company or its assignee pursuant to Section 9.3 will have a period of one year (the "Involuntary Redemption Period") from the date of any such demand to consummate the redemption; provided that if at any time during such one-year period, the Company's outstanding debt and preferred stock covenants do not prohibit a redemption and the Company has funds on hand to consummate such redemption, then the Company or its assignee shall consummate such redemption at such time. Notwithstanding the foregoing, in the event the Company assigns its redemption obligation to a third party pursuant to Section 9.3, then the Involuntary Redemption Period shall terminate on the earlier of
(i) one year from the date of such demand to consummate the redemption and (ii) 30 days after such assignment.

         (c) The Investor shall not exercise any Warrants or the Call Right during any Involuntary Redemption Period.

         Section 9.2 Default Redemption. (a) In the event that an Event of Default occurs, then the Investor will have the right to require the Company to redeem, by payment in cash, any Shares or Conversion Shares at a price equal to the Default Redemption Price by delivering notice to the Company (the "Notice of Default Redemption") within 30 days of written notice by the Company to the Investor of an Event of Default or written notice by the Investor to the Company of an Event of Default.

         (b) The Company or its assignee pursuant to Section 9.3 will have a period of 180 days (the "Default Redemption Period") from the date of any such demand to consummate the redemption; provided that if at any time during such 180-day period, the Company's outstanding debt and preferred stock covenants do not prohibit a redemption and the Company has funds on hand to consummate such redemption, then the Company or its assignee shall consummate such redemption at such time. Notwithstanding the foregoing, in the event the Company assigns its redemption obligation to a third party pursuant to Section 9.3, then the Default Redemption Period shall terminate on the earlier of (i) 180 days from the date of such demand to consummate the redemption and (ii) 30 days after such assignment.

         (c) The Investor shall not exercise any Warrants or the Call Right during any Default Redemption Period.

                                                           Investment Agreement

         Section 9.3 Assignment of Redemption Obligation. The Company may assign its redemption obligation under Sections 9.1 and 9.2 to a third party. The Company shall provide the Investor with notice at least 30 days prior to any proposed assignment of its redemption obligation to a third party; provided that if it is not possible to provide notice 30 days prior to such assignment, the Company shall provide such notice as soon as possible.

         Section 9.4 Failure to Redeem. (a) In the event the Company or its assignee, as the case may be, does not consummate a redemption pursuant to
Section 9.1(a)(i) during the Involuntary Redemption Period, then the Investor may sell the Shares, the Warrants, the Underlying Shares, Call Shares and the Call Right and transfer the related rights under this Agreement, the Stockholder Agreement and the Registration Rights Agreement to any party without regard to the restrictions on transferability set forth therein, including any right of first refusal, tag along right or consent right; provided that the mandatory time periods within which the Warrants or the Call Right must be exercised shall still apply following such transfer and, provided further, that the transfer of the Investor Rights shall be subject to the transferee acquiring the Minimum Investment (an "Unrestricted Transfer").

         (b) In the event the Company or its assignee, as the case may be, does not consummate a redemption pursuant to Section 9.1(a)(ii) during the Involuntary Redemption Period, then the Investor may effect an Unrestricted Transfer except that such Transfer shall be subject to the tag along provisions in Section 4.1(d) of the Stockholder Agreement.

         (c) In the event the Company or its assignee, as the case may be, does not consummate a redemption pursuant to Section 9.2 during the Default Redemption Period, then, for a period of 180 days after the expiration of the Default Redemption Period (the "Investor Recourse Period"), the Investor, in its sole discretion, shall have the right to effect an Unrestricted Transfer or an Accelerated Buyout. If, at the end of the Investor Recourse Period, the Investor has not effected either an Unrestricted Transfer or Accelerated Buyout, then the Company shall have a 30-day period during which to effect a redemption at the Default Redemption Price. If the Company does not effect redemption during such period, then the Investor shall have the right to effect a Company Sale pursuant to Section 9.5.

                                                           Investment Agreement

         Section 9.5 Company Sale. (a) If the Company fails to effect a redemption as set forth in Section 9.4(c), the Investor may require the Company to effect, at the Company's option, either a public sale or a liquidation of the Company (a "Company Sale"), exercisable by written notice to the Company. If the Investor exercises such right, any NBC Nominees who have been elected to the Board shall immediately resign as directors. The Investor will retain the rights to participate as a bidder in any such sale; provided that if the highest bid in any such public sale is not in an amount sufficient to pay the Investor the Default Redemption Price for all the Shares and Conversion Shares held by the Investor, the Investor will have a right of first refusal to purchase the Company for such highest bid amount. The Company shall be required to accept any offer it receives which provides for payment to the Investor of the full Default Redemption Price for all Shares and Conversion Shares held by the Investor; provided that if the Company receives more than one such offer, the Company shall have the right to determine which offer to accept.

         (b) The Investor shall not exercise any Warrants or the Call during the period from the commencement of a process by which the Company intends to effect a Company Sale through the earlier of (i) the consummation of a Company Sale or (ii) the date on which the Company abandons its efforts to effect a Company Sale.

                                   ARTICLE X.

                                 Miscellaneous

         Section 10.1 Survival of Representations and Warranties. All representations and warranties made herein or in any certificates delivered in connection with the Closing shall survive for a period of three years after the Closing, provided, however, that (a) the Surviving Representations and Warranties shall not terminate pursuant to this Section 10.1 and shall continue to survive indefinitely and (b) the representations and warranties in Section 3.1(j) shall survive until 30 days after the expiration of the applicable statute of limitations relating to the taxes or other matters covered.

         Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

                                                           Investment Agreement

         (a)      If to the Investor, to:

                  National Broadcasting Company, Inc.
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention: General Counsel
                  Fax: 212-664-2648

                  with copies to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: John W. Carr
                  Fax: (212) 455-2502

         (b)      If to the Company, to:

                  Paxson Communications Corporation
                  601 Clearwater Park Road
                  West Palm Beach, Florida 33401
                  Attention: Chief Executive Officer
                  Fax: 561-655-9424

                  with copies to:

                  Paxson Communications Corporation
                  601 Clearwater Park Road
                  West Palm Beach, Florida 33401
                  Attention:  General Counsel
                  Fax: 561-655-4754

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 10.3 Entire Agreement; Amendment. This Agreement, the Ancillary Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. The letter agreement, dated as of August 12, 1999 is hereby terminated and of no further force or effect. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a

                                                           Investment Agreement

waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

         Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of any state or U.S. federal court sitting within the County of New York. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

         Section 10.6 Fees and Expenses. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby, including the fees and expenses of their respective accountants and counsel.

         Section 10.7 Indemnification by the Company. (a) Subject to the provisions of Section 10.7(b), the Company agrees to indemnify and save harmless the Investor and each of the respective officers, directors, employees, agents and Affiliates of the Investor in their respective capacities as such (the "Investor Indemnitees"), from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 10.7(b)) and expenses (including, without limitation, reasonable attorneys' fees and disbursements)(collectively, "Losses"), suffered or incurred by any of them relating to or arising out of any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein. No payment for Investor's Losses shall be required except to the extent that the cumulative aggregate amount of such Losses equals or exceeds $1,000,000. The Company's liability to the Investor under this Section 10.7 shall not exceed the Purchase Price.

         (b) An Investor Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of

                                                           Investment Agreement

any matters giving rise to a claim for indemnification; provided that the failure of any Investor Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 10.7 unless and to the extent that the Company shall have been materially prejudiced by the failure of such Investor Indemnitee to so notify the Company. In case any such action, suit, claim or proceeding is brought against an Investor Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Investor, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Investor Indemnitee under this Section 10.7 for any legal or other expense subsequently incurred by such Investor Indemnitee in connection with the defense thereof; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or (ii) if outside legal counsel to the Investor Indemnitee reasonably determines that there may be a conflict between the positions of the Company and of the Investor Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in the conduct of the defense, and the Company shall be liable for any legal or other expenses reasonably incurred by the Investor Indemnitee in connection with the defense (but only with respect to one such separate counsel). The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without the Investor Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder unless such settlement or compromise includes an unconditional release of the Investor and each other Investor Indemnitee from all liability arising out of such action, suit, claim or proceeding.

         Section 10.8 Successors and Assigns; Third Party Beneficiaries. Subject to applicable law and the following sentence, the Investor may assign its rights under this Agreement in whole or in part only to any Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder. The Investor shall not assign any

                                                           Investment Agreement

rights under this Agreement to any other Person unless such Person expressly assumes pursuant to a document in form and substance reasonably satisfactory to the Company all of the obligations of the Investor associated with the rights proposed to be assigned. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Any purported assignment in violation of this Section shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other Person.

         Section 10.9 Arbitration. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, shall be determined, at the request of any party, by arbitration in a city mutually agreeable to the parties to such controversy, dispute or claim, or, failing such agreement, in New York, New York, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator will be final, binding and unappealable and judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the Federal Rules of Civil Procedure shall apply to any arbitration under this Section 10.9. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 10.9 shall be determined by the arbitrator. The arbitrator shall be a retired or former United States District Judge or other person acceptable to each of the parties, provided such individual has substantial professional experience with regard to corporate or partnership legal matters. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

         Section 10.10 Remedies. No right, power or remedy conferred upon the Investor in this Agreement or the Ancillary Documents shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or

                                                           Investment Agreement

the Ancillary Documents or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Investor and the Company and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or the Ancillary Documents was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Documents and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.11 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         Section 10.12 Termination. Sections 4.1, 5.5, 5.7 and 5.8 and Article VI (other than Section 6.12) of this Agreement shall terminate if neither (i) the Investor (together with its Affiliates) owns at least the Minimum Investment nor (ii) a transferee of the Investor to whom the Investor Rights were transferred in accordance with the Stockholder Agreement owns at least the Minimum Investment. Article VII of this Agreement shall terminate if the Investor (together with its Affiliates) does not own at least the Minimum Investment. This Agreement shall terminate in its entirety upon the earlier of
(i) the Investor acquiring shares of capital stock that provide it with the unfettered right to vote a sufficient number of Voting Shares to elect a majority of the members of the Board of Directors or (ii) the tenth anniversary of the date hereof.

                                                           Investment Agreement

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.

                           PAXSON COMMUNICATIONS CORPORATION

                           By:
                               -------------------------------
                             Name:
                             Title:

                           NATIONAL BROADCASTING COMPANY, INC.

                           By:
                               -------------------------------
                             Name:
                             Title:

                              INVESTMENT AGREEMENT

                                 By and Between

                       PAXSON COMMUNICATIONS CORPORATION

                                      AND

                      NATIONAL BROADCASTING COMPANY, INC.

                         Dated as of September 15, 1999

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----

ARTICLE I.      Definitions .....................................   1
     Section 1.1    Definitions .................................   1

ARTICLE II.     Authorization, Sale and Purchase of
                the Securities ..................................  18
     Section 2.1    Authorization; Agreement to Sell
                    and Purchase ................................  18
     Section 2.2    Closing .....................................  18
     Section 2.3    Use of Proceeds .............................  19

ARTICLE III.    Representations and Warranties ..................  19
     Section 3.1    Representations and Warranties of
                    the Company .................................  19
     Section 3.2    Representations and Warranties of
                    the Investor ................................  37

ARTICLE IV.     Conduct of Business .............................  40
     Section 4.1    Conduct of the Business .....................  40

ARTICLE V.      Other Agreements ................................  43
     Section 5.1    Public Statements ...........................  43
     Section 5.2    Reasonable Commercial Efforts ...............  43
     Section 5.3    Government Filings ..........................  44
     Section 5.4    Reservation of Shares .......................  45
     Section 5.5    Notification of Certain Matters .............  45
     Section 5.6    Further Assurances ..........................  45
     Section 5.7    Company Stockholder Meetings ................  45
     Section 5.8    Access to Information .......................  46

ARTICLE VI.     Affirmative and Negative Covenants ..............  46
     Section 6.1    Maintenance of Existence and Property;
                    FCC Licenses ................................  46
     Section 6.2    Payment of Obligations ......................  46
     Section 6.3    Books and Records ...........................  47
     Section 6.4    Insurance ...................................  47
     Section 6.5    Compliance with Laws, Etc. ..................  47
     Section 6.6    Environmental Matters .......................  47
     Section 6.7    Capital Structure and Business ..............  48
     Section 6.8    ERISA .......................................  48
     Section 6.9    Hazardous Materials .........................  48

     Section 6.10   No Impairment of Intercompany Transfers......  48
     Section 6.11   Limitation on Certain Asset Sales ...........  49
     Section 6.12   No Restrictive Covenants ....................  49

ARTICLE VII.    Operating Agreements ............................  50
     Section 7.1    Affiliation Conversions .....................  50
     Section 7.2    Investor Right of First Refusal .............  51
     Section 7.3    Pre-empted NBC Network Shows ................  52
     Section 7.4    Network Facilities ..........................  53
     Section 7.5    Advertising for Equity Transactions .........  53

ARTICLE VIII.   Deliveries at Closing ...........................  54
     Section 8.1    Deliveries at Closing .......................  54

ARTICLE IX.     Redemption ......................................  55
     Section 9.1    Basic Redemption ............................  55
     Section 9.2    Default Redemption ..........................  55
     Section 9.3    Assignment of Redemption Obligation..........  56
     Section 9.4    Failure to Redeem ...........................  56
     Section 9.5    Company Sale.  If ...........................  57

ARTICLE X.      Miscellaneous ...................................  57
     Section 10.1   Survival of Representations and
                    Warranties ..................................  57
     Section 10.2   Notices .....................................  58
     Section 10.3   Entire Agreement; Amendment .................  58
     Section 10.4   Counterparts ................................  59
     Section 10.5   Governing Law; Jurisdiction; Waiver of
                    Jury Trial ..................................  59
     Section 10.6   Fees and Expenses ...........................  59
     Section 10.7   Indemnification by the Company ..............  59
     Section 10.8   Successors and Assigns; Third Party
                    Beneficiaries ...............................  60
     Section 10.9   Arbitration .................................  61
     Section 10.10  Remedies ....................................  61
     Section 10.11  Headings, Captions and Table
                    of Contents .................................  62
     Section 10.12  Termination .................................  62

                                   SCHEDULES

2.3    - Use of Proceeds
3.1(b) - Consents and Approvals
3.1(c) - Capitalization
3.1(e) - Certain Changes
3.1(g) - FCC Licenses and Applications
3.1(h) - Labor Matters
3.1(j) - Tax Matters 3.1(k) - Employee Plans
3.1(l) - Legal Proceedings
3.1(m) - Brokers and Finders
3.1(o) - Environmental Matters
3.1(r) - Material Agreements
3.1(v) - Company Stations
3.1(w) - Subscribers
3.1(y) - Affiliate Transactions
3.2(c) - Consents and Approvals
3.2(e) - Investor Stations
4.1(g) - Excluded Transactions
4.1(h) - Asset Acquisitions
5.4    - Required Consents

                                    EXHIBITS

A  -  Form of Certificate of Designation
B  -  Form of Warrant A
C  -  Form of Warrant B
D  -  Form of Registration Rights Agreement
E  -  Form of Stockholder Agreement
F  -  Form of Call Agreement
G-1-  Form of Opinion of Company Counsel
G-2-  Form of Opinion of Company Counsel